Exhibit 10.47

COCA-COLA CONSOLIDATED, INC.
LONG-TERM PERFORMANCE EQUITY PLAN

(AMENDED AND RESTATED EFFECTIVE JULY 30, 2024))

COCA-COLA CONSOLIDATED, INC.
LONG-TERM PERFORMANCE EQUITY PLAN
(AMENDED AND RESTATED EFFECTIVE JULY 30, 2024)

i

ARTICLE VII GENERAL PROVISIONS AND LIMITATIONS		8
7.1	Nonalienation	8
7.2	Adjustments	9
7.3	Recoupment of Awards	9
7.4	No Trust or Funding Created	9
7.5	Binding Effect	9
7.6	Coordination with Other Company Benefit Plans	9
7.7	Entire Plan	10
7.8	Withholding	10
7.9	Application of Section 409A of the Code	10
7.10	Construction	11
7.11	Applicable Law	11

ii

Coca-Cola Consolidated, Inc.
Long-Term Performance Equity Plan
(Amended and Restated Effective July 30, 2024)
ARTICLE I
DEFINITIONS
Whenever used herein and capitalized, the following terms shall have the respective meanings indicated unless the context plainly requires otherwise:
1.1Award
The grant to the Executive of an Incentive Award in accordance with Section 3.1.
1.2Award Agreement
An agreement between the Company and the Executive setting forth the terms of an Award made to the Executive. An Award Agreement may be in electronic form, may be limited to a notation on the books and records of the Company and, with the approval of the Plan Administrator, need not be signed by a representative of the Company or the Executive.
1.3Beneficiary
The beneficiary or beneficiaries designated by the Executive pursuant to Article V to receive the amounts, if any, payable on behalf of the Executive under the Plan after the death of the Executive.
1.4Board
The Board of Directors of the Company.
1.5Change in Control
Any of the following:
(a)The acquisition or possession by any person, other than Harrison Family Interests (as defined in Subsection (e)(i) of this Section), of beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board; or
(b)At any time when Harrison Family Interests do not have beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board, the acquisition or possession by any person, other than Harrison Family Interests, of beneficial ownership of shares of the Company’s capital stock having the power to cast both (i) 30% or more of the votes in the election of the Board and (ii) a greater percentage of the votes in the election of the Board than the shares beneficially owned by Harrison Family Interests are then entitled to cast; or

(c)The sale or other disposition of all or substantially all of the business and assets of the Company and its subsidiaries (on a consolidated basis) outside the ordinary course of business in a single transaction or series of related transactions, other than any such sale or disposition to a person controlled, directly or indirectly, by the Company or to a person controlled, directly or indirectly, by Harrison Family Interests that succeeds to the rights and obligations of the Company with respect to the Plan; or
(d)Any merger or consolidation of the Company with another entity in which the Company is not the surviving entity and in which either (i) the surviving entity does not succeed to the rights and obligations of the Company with respect to the Plan or (ii) after giving effect to the merger, a “Change in Control” under Subsection (a) or (b) of this Section would have occurred as defined therein were the surviving entity deemed to be the Company for purposes of Subsections (a) and (b) of this Section (with appropriate adjustments in the references therein to “capital stock” and “the Board” to properly reflect the voting securities and governing body of the surviving entity if it is not a corporation).
(e)For purposes of this Section:
(i)“Harrison Family Interests” means and includes, collectively, the lineal descendants of J. Frank Harrison, Jr. (whether by blood or adoption), any decedent’s estate of any of the foregoing, any trust primarily for the benefit of any one or more of the foregoing, any person controlled, directly or indirectly, by any one or more of the foregoing, and any person in which any one or more of the foregoing have a majority of the equity interests;
(ii)“person” includes an entity as well as an individual, and also includes, for purposes of determining beneficial ownership, any group of persons acting in concert to acquire or possess such beneficial ownership;
(iii)“beneficial ownership” has the meaning ascribed to such term in Rule 13d-3 of the Securities Exchange Act of 1934;
(iv)“control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person; and
(v)“subsidiary” of the Company means any person as to which the Company, or another subsidiary of the Company, owns more than 50% of the equity interest or has the power to elect or otherwise designate a majority of the members of its board of directors or similar governing body.
(f)Notwithstanding any other provision of this Section, the revocable appointment of a proxy to vote shares of the Company’s capital stock at a particular meeting of stockholders shall not of itself be deemed to confer upon the holder of such proxy the beneficial ownership of such shares. If any person other than Harrison Family Interests would (but for this sentence) share beneficial ownership of any shares of the Company’s capital stock with any Harrison Family Interests, then such person shall be deemed the beneficial owner of such shares for purposes of this definition only if and to the extent such person has the power to vote or direct the voting of such shares otherwise than as directed by Harrison Family Interests and otherwise than for the benefit of Harrison Family Interests.
1.6Class B Common Stock

The Class B Common Stock of the Company.
1.7Code
The Internal Revenue Code of 1986, as amended. References thereto shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.
1.8Committee
The Compensation Committee of the Board.
1.9Common Stock
The Common Stock of the Company.
1.10Company
Coca-Cola Consolidated, Inc., a Delaware corporation, or any entity which succeeds to its rights and obligations with respect to the Plan.
1.11Executive
J. Frank Harrison, III, the Chairman and Chief Executive Officer of the Company.
1.12Incentive Award
The grant to the Executive of an Award in accordance with Section 3.1.
1.13Performance Measures
Measurable performance objectives established by the Committee. Performance Measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the Executive, or a division, department, region or function of the Company. The Performance Measures may be established relative to the performance of other companies.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures unsuitable, the Committee may, in its sole discretion, modify such Performance Measures or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. No payments shall be made with respect to Awards subject to Performance Measures unless, and then only to the extent that, the Committee certifies the Performance Measures have been achieved.

1.14Performance Period
A period designated by the Committee within which the Performance Measures relating to an Award are to be achieved. A new Performance Period may commence each fiscal year as determined by the Committee. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole discretion, grant successive Awards with overlapping Performance Periods to the Executive.
1.15Plan
The Coca-Cola Consolidated, Inc. Long-Term Performance Equity Plan, as contained herein and as it may be amended from time to time hereafter.
1.16Plan Administrator
The Vice Chairman, Chief Financial Officer or such other person or persons as may be designated from time to time by the Committee.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.1Eligibility
Awards may be granted under the Plan from time to time by the Committee to the Executive.
ARTICLE III
AWARDS
3.1Incentive Awards
(a)Award Agreements. The Committee may establish Performance Measures applicable to any Incentive Award in an Award Agreement, or in an Appendix to the Plan. The Committee shall establish the amounts to which the Executive shall be entitled upon attainment of the applicable Performance Measures. With respect to any Performance Measure applicable to an Incentive Award, the Committee shall select (i) a minimum level of performance (“Threshold”) under which the Executive shall not be entitled to any payment under the Incentive Award, (ii) an expected level of performance (“Target”) at which the Executive shall be entitled to the targeted payment under the Incentive Award, (iii) a maximum level of performance (“Maximum”) at which the Executive shall be entitled to the maximum payment under the Incentive Award, (iv) the calculation methods to be used for the Performance Period and (v) the relative weightings of the Performance Measures for the Performance Period. Notwithstanding any other provision of the Plan to the contrary, the Committee, in its sole discretion, may provide, in the relevant Award Agreement or in an Appendix to the Plan, that performance below a stated level of performance with respect to any Performance Measure applicable to an Incentive Award (or other general benchmark selected by the Committee with respect to such Award) shall result in no payment being made to the Executive under such Incentive Award irrespective of whether any particular level of performance was achieved by the Executive with respect to any other Performance Measures applicable to the Award.

(b)Determination of Awards. As soon as practicable (but not later than the first March 15) after the end of the Performance Period, the Committee shall certify whether and to what extent the Performance Measures have been met and the amount of the Incentive Award that has been earned, and shall notify the Executive of his entitlement, if any, to the payment of an Incentive Award.
(c)Vesting of Awards. Except as otherwise provided in Section 3.1(e) or Section 3.1(f), Incentive Awards may be earned by the Executive only if he remains employed by the Company through the end of the Performance Period applicable to the Award.
(d)Payment of Awards. Except as otherwise provided in Section 3.1(f) following a Change in Control, Incentive Awards earned shall be paid no later than the March 15 next following the end of the applicable Performance Period. Incentive Awards may be paid in cash, in Class B Common Stock or in a combination of cash or Class B Common Stock as elected by the Executive in accordance with procedures established by the Committee. The number of shares of Class B Common Stock payable to the Executive to settle an Incentive Award payment shall be determined by dividing (i) the amount of the Incentive Award to be paid in shares of Class B Common Stock by (ii) the average of the closing prices of shares of the Company’s Common Stock during the last twenty (20) trading days of the Performance Period. Notwithstanding this Section 3.1(d) or any other provision of this Plan, the number of shares of Class B Common Stock that may be issued or transferred from and after the Effective Date in payment of Incentive Awards granted under the Plan shall not exceed 300,000 shares in the aggregate.
(e)Termination of Employment. In the event the Executive’s employment with the Company terminates for any reason after completion of the first year of a Performance Period but prior to the end of the Performance Period, and in the event of the subsequent attainment of the Performance Measure or Measures applicable to the Executive, the Executive or his designated Beneficiary or estate, as applicable, shall be entitled to receive, no later than the March 31 next following the end of the applicable Performance Period, a pro rata portion of the Executive’s Incentive Award based on the portion of the Performance Period completed through the date the Executive’s employment terminated.
(f)Change in Control. Notwithstanding any provision of the Plan to the contrary, if a Change in Control occurs prior to the end of a Performance Period, within fifteen (15) days following the occurrence of the Change in Control, the Executive shall be entitled to receive a pro rata portion of the Executive’s Incentive Award for any Performance Period incomplete as of the date of the Change in Control, based on the portion of the Performance Period completed through the date of the Change in Control. For purposes of any Incentive Award payment made pursuant to this Section 3.1(f), the Target payout opportunities shall be deemed to have been earned as of the effective date of the Change in Control based on an assumed achievement of all relevant Performance Measures.
(g)Deferral of Award. The Committee may provide for the deferred payment of an Incentive Award in accordance with procedures established by the Committee, which may be procedures established under the Company’s Supplemental Savings Incentive Plan (“SSIP”) or any other plan maintained by the Company providing for the deferral of compensation, and in accordance with the requirements of Section 409A of the Code. Thereafter, payment of any Incentive Award so deferred will be subject to all provisions of the SSIP or such other plan.

ARTICLE IV
ADMINISTRATION
4.1Powers and Duties of the Committee
(a)General. The Plan will be administered by the Committee. In administering the Plan, the Committee is authorized to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time. The Committee is authorized to set Performance Measures, measure the results and determine the amounts payable under Awards. The Committee retains discretionary authority to increase or decrease the amount that would otherwise be payable to the Executive under his Award if the Performance Measures are attained. The Committee may also adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. Not in limitation of the preceding provisions of this Section 4.1(a), the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including, without limitation, any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious.
(b)Indemnification. No member of the Board, the Committee or any employee of the Company (each such person, an “Indemnified Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any award hereunder. Each Indemnified Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnified Person in connection with or resulting from any action, suit or proceeding to which such Indemnified Person may be a party or in which such Indemnified Person may be involved by reason of any action taken or omitted to be taken under the Plan or any evidence of Award and (ii) any and all amounts paid by such Indemnified Person, with the Company’s approval, in settlement thereof, or paid by such Indemnified Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnified Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnified Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Indemnified Person giving rise to the indemnification claim resulted from such Indemnified Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or By-laws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Indemnified Persons may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnified Persons or hold them harmless.

ARTICLE V
DESIGNATION OF BENEFICIARIES
5.1Beneficiary Designation
The Executive shall file with the Plan Administrator a written designation of one or more persons as the Beneficiary who shall be entitled to receive any amount of an Incentive Award payable under the Plan after the Executive’s death. The Executive may from time to time revoke or change such Beneficiary by filing a new designation as described in the preceding sentence. The last such designation received by the Plan Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Administrator prior to the Executive’s death, and in no event shall it be effective as of any date prior to such receipt. All decisions by the Plan Administrator concerning the effectiveness of any Beneficiary designation and the identity of any Beneficiary shall be final. If a Beneficiary dies after the death of the Executive and prior to receiving the payment(s) or other rights that would have been given to such Beneficiary had such Beneficiary’s death not occurred, and if no contingent Beneficiary has been designated, then for the purposes of the Plan the payment(s) or rights that would have been received by such Beneficiary shall be made to the Beneficiary’s estate.
5.2No Beneficiary Named or in Existence
If no Beneficiary designation is in effect at the time of the Executive’s death (including a situation where no designated Beneficiary is alive or in existence at the time of the Executive’s death), any amounts payable or rights due under the Plan after the Executive’s death shall be made to the Executive’s surviving spouse, if any, or if the Executive has no surviving spouse, to the Executive’s estate. If there is any doubt as to the right of any person to receive such payments, the Plan Administrator may direct the Company to withhold payment, without liability for any interest thereon, until the rights thereto are determined, or the Plan Administrator may direct the Company to pay any such amount into any court of appropriate jurisdiction; and such payment shall be a complete discharge of the liability of the Company.
ARTICLE VI
AMENDMENT OR TERMINATION OF THE PLAN
6.1Right to Amend or Terminate Plan
The Committee reserves the right at any time to amend or terminate the Plan, in whole or in part, for any reason and without the consent of the Executive or the Executive’s Beneficiary. Notwithstanding the foregoing, any amendment which must be approved by the stockholders of the Company in order to comply with applicable law or the rules of the exchange on which shares of the Company’s Common Stock are traded shall not be effective unless and until such approval has been obtained. Presentation of the Plan or any amendment thereof for stockholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans or otherwise with or without stockholder approval. Without limiting the generality of the foregoing, the Committee may amend the Plan to eliminate provisions that are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.
6.2Termination of the Plan
No grant of Awards shall be made under the Plan after December 31, 2027, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of the Plan.
ARTICLE VII
GENERAL PROVISIONS AND LIMITATIONS
7.1Nonalienation
No interest, expectancy, benefit, payment, claim or right of the Executive or Beneficiary under the Plan shall be (a) subject in any manner to any claims of any creditor of the Executive or Beneficiary, (b) subject to the debts, contracts, liabilities or torts of the Executive or Beneficiary or (c) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person attempts to take any action contrary to this Section, such action shall be null and void and of no effect; and the Committee shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof. Notwithstanding the foregoing, the Committee may permit an Award to be assigned or transferred by will or the laws of distribution.
If the Executive or the Executive’s Beneficiary hereunder attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right hereunder, then such right or benefit shall, in the discretion of the Plan Administrator, cease and terminate, and in such event the Plan Administrator may hold or apply the same or any part thereof for the benefit of the Executive or his Beneficiary or the spouse, children, or other dependents of the Executive or his Beneficiary, or any of them, in such manner and in such amounts and proportions as the Plan Administrator may deem proper.
7.2Adjustments
The Committee shall make or provide for such adjustments in the number of shares specified in Section 3.1(d) as the Committee, in its sole discretion, exercised in good faith, shall determine is appropriate to reflect (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets (including, without limitation, a special or large non-recurring dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

7.3Recovery of Awards
All incentive-based compensation received by the Executive under the Plan shall be subject to recovery pursuant to the Coca-Cola Consolidated, Inc. Incentive-Based Compensation Recovery Policy, as amended, superseded or replaced from time to time (the “Policy”), the terms and provisions of which are incorporated by reference into this Plan and any Award Agreement hereunder, and each Award shall be deemed to include, as a condition to the Award, an agreement by the Executive to abide by the terms of the Policy. Any Award hereunder shall also be subject rights of recovery that may be available to the Company under applicable law, rule or regulation or pursuant to the terms of any other policy of the Company or any provision in any employment agreement.
7.4No Trust or Funding Created
The obligations of the Company to make payments hereunder constitute a liability of the Company to the Executive or a Beneficiary, as the case may be. Such payments shall be made from the general funds of the Company; and the Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on the Executive’s life, or otherwise to segregate assets to assure that such payment shall be made; and neither the Executive nor a Beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Executive or any other person. The rights and claims of the Executive or a Beneficiary to a benefit provided hereunder shall have no greater or higher status than the rights and claims of any other general, unsecured creditor of the Company.
7.5Binding Effect
Obligations incurred by the Company pursuant to the Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive and the Executive’s Beneficiary.
7.6Coordination with Other Company Benefit Plans
Any income the Executive derives from payments pursuant to Awards will not be considered eligible earnings for purposes of pension plans, savings plans, profit sharing plans or any other benefits plans sponsored or maintained by the Company or any of its affiliates, unless expressly included by the provisions of any such plan.
7.7Entire Plan
This document and any Award Agreement, any written amendments hereto and any Appendix attached hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.
7.8Withholding

The Company shall have the right to deduct from any payment under the Plan an amount equal to the federal, state, local, foreign and other taxes which in the opinion of the Company are required to be withheld by it with respect to such payment and to the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Executive or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.
7.9Code Section 409A
(a)    Interpretation. The Plan and the payments and benefits under the Plan are intended to either be exempt from the application of, or comply with, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”). Accordingly, the Plan shall be construed, administered and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Not in limitation of the foregoing, the payments and benefit provided under the Plan may not be deferred, accelerated, extended, paid out, modified or replaced in a manner that would result in the imposition of an additional tax or interest under Section 409A on a Participant.
(b)    Remedial Amendments. The Company reserves the right to reform any provision of the Plan that the Company determines could cause a Participant to incur any additional tax or interest under Section 409A to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participants and the Company of the applicable provision without violating the provisions of Section 409A.
(d)    No Offsets. Notwithstanding any other provision of the Plan to the contrary, in no event shall any payment under the Plan that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
(e)    Change in Control. Notwithstanding any other provision of the Plan to the contrary, in no event shall Section 3.1(f) shall not be effective unless the Change in Control also constitutes a “change in control event” as defined in Section 409A.
7.10Construction
Unless otherwise indicated, all references to articles, sections and subsections shall be to the Plan as set forth in this document. The titles of articles and the captions preceding sections and subsections have been inserted solely as a matter of convenience of reference only and are to be ignored in any construction of the provisions of the Plan.

Whenever used herein, unless the context clearly indicates otherwise, the singular shall include the plural and the plural the singular.
7.11Applicable Law
The Plan shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent such laws are preempted by the laws of the United States of America.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the 30th day of July, 2024.

COCA-COLA CONSOLIDATED, INC.

By:	/s/ E. Beauregarde Fisher III
E. Beauregarde Fisher III
Executive Vice President, General
Counsel and Secretary